Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152087 on Form S-8 and No. 333-178192 on Form S-3 of our reports relating to the consolidated financial statements and financial statement schedule of Scripps Networks Interactive, Inc. and subsidiaries and to the effectiveness of Scripps Networks Interactive, Inc. and subsidiaries’ internal control over financial reporting dated February 29, 2012, appearing in the Annual Report on Form 10-K of Scripps Networks Interactive Inc. and subsidiaries for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

February 29, 2012